Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SuperCom Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value NIS 0.01 per share	(1)	Other	1,580,000	$8.67	$13,698,600.00	0.0001381	$1,891.78

Total Offering Amounts:						$13,698,600.00		1,891.78
Total Fee Offsets:								0.00
Net Fee Due:								$1,891.78

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Offering Note(s)

(1)	a. Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices per share of Registrant's ordinary shares on February 10, 2026 as reported by The Nasdaq Stock Market.

b. Covers 1,580,000 shares of the Registrant's ordinary shares, par value NIS 0.01 per share (the "ordinary shares"), issuable under the Registrant’s 2026 Israeli Share Option Plan (the "Plan"). Pursuant to Rule 416 promulgated under the Securities Act, this registration statement shall also be deemed to cover any additional ordinary shares that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding ordinary shares.